Exhibit 99.2

RESTAURANT   SUPPORT   CENTER

IHOP Corp.
Second Quarter 2007 Call Script

Stacy Roughan — Welcome and Safe Harbor

Good morning and thank you for participating on IHOP’s second quarter 2007 conference call.  Today, with us from management are Julia Stewart, Chairman and CEO, and Tom Conforti, CFO.

Before I turn the call over to Julia and Tom, let me remind you of our Safe Harbor regarding forward-looking information.  Today, management may discuss information that is forward-looking, and involves known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  We caution you to evaluate such forward-looking information in the context of these factors, which are detailed in today’s news release, as well as in our most recent Form 10-Q filing with the Securities and Exchange Commission. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120

Julia Stewart — Second Quarter 2007 Performance Overview

Thanks, Stacy.

We are very pleased with our performance for the second quarter 2007 as it demonstrates our proven financial formula for success, which is designed to optimize our low risk, high cash flow franchise business model and allows for the deployment of our capital in ways that enhance shareholder value.  Let’s walk through the highlights of our performance.

EPS for the quarter was $0.82 [cents], which was a 46.4% [percent] increase from the same quarter last year.  The increase was due to a 7.1% decrease in G&A expenses and a 10.2 percentage point decrease in the our effective tax rate primarily due to a one-time reduction of tax contingency reserves.  Additionally, continued share repurchases drove EPS higher with a 5.7% [percent] reduction in diluted weighted average shares outstanding year-over-year.

For the six months of 2007, EPS increased 16.1% [percent] to $1.44 [dollars/cents].  The increase resulted primarily from a 7.0% [percent] increase in Franchise Operations segment profit and a 5.8 percentage point decrease in our effective tax rate primarily due to a reduction of one-time tax contingency reserves. Additionally, a 4.4% reduction in diluted weighted average shares outstanding due to ongoing share repurchases contributed to our per share earnings performance for the first half of 2007.  However, EPS performance during the first half of 2007 was impacted by the write-off of deferred financing costs and a pre-payment penalty on the Company’s prior debt.  You may recall that we refinanced our prior debt with a $200 million [dollar] securitized refinancing — consisting of $175 million [dollars] of fixed notes and a $25 million [dollar] variable funding note — which we completed in March 2007.  Excluding these costs, EPS would have increased 22.6% [percent] to $1.52 [dollar/cents].

During the quarter, we purchased $39.4 million [dollars] worth of IHOP stock, or approximately 677,000 shares at an average price of $58.27 [dollars/cents].  We returned $4.4 million [dollars] to shareholders through quarterly dividend payments in May of this year.  For the first half of 2007, we returned a total of $85.8 million [dollars] to shareholders by repurchasing more than 1.3 million shares and paying nearly $9 million [dollars] in dividend payments.  This brings IHOP’s total cash return to shareholders over the past 18 quarters to more than $363 million [dollars].

As you are aware, last week, IHOP Corp. announced it had reached a definitive agreement to acquire Applebee’s International, Inc. for $25.50 [dollars/cents] per share in cash, representing a total transaction value of approximately $2.1 billion [dollars].  Since the announcement, I am pleased to report that we have already met with the Applebee’s management team and taken steps to begin the process of integrating our two companies.  We have established a transition team with management leadership from IHOP and Applebee’s, and we are working together in a collaborative and constructive fashion.

I am particularly pleased that the team was able to come to a quick decision about Applebee’s new Support Center.  Applebee’s associates will be moving to a new building in Lenexa, Kansas, as previously planned, with the move starting in December 2007.  This means we expect both brands will operate support centers — IHOP in Glendale and Applebee’s in Lenexa.

I also feel good about the work we have accomplished regarding severance and retention bonuses. Our two companies have similar transition assistance philosophies, and we are aligned on severance issues.  We also recognize the importance of continuity throughout the closing process and beyond.  So, the team is working on the final details, and we should have specifics to share with Applebee’s associates in the very near future. Additionally, the transition team will begin working on an integration plan for the combined entity in short order.

I will let Tom provide you with an update of our progress with regard to financing the transaction, including rapidly moving ahead with Applebee’s and IHOP’s securitizations, arranging for the sale and leaseback of Applebee’s real estate, and identifying franchising opportunities for Applebee’s company-operated restaurants.

While this is certainly an exciting time for our Company, I want to provide you with my personal reassurance that — for IHOP — it is business as usual.  We have a strong day-to-day leadership team in place for the IHOP brand.  Dennis Farrow, our Chief Operating Officer, and Carolyn O’Keefe, our

Chief Marketing Officer, continue to provide stewardship for the IHOP brand with my oversight.  We intend to keep our eye on the ball, and will not allow management’s focus on IHOP to waiver.

That being said, our core franchising business turned in solid results for the second quarter 2007 as we continued to focus on our key strategies — Energizing the Brand, Improving Operations and Maximizing Development.

We were pleased with our same-store sales performance of 2.5% [percent] during the quarter, which led us to our 18th consecutive quarter of growth.  We believe this is quite an accomplishment considering the difficult consumer environment and increased competition at the breakfast daypart.

We are also working to raise the bar throughout the IHOP system from an operations perspective.  The adoption of IHOP’s new restaurant training program — which is aimed at making IHOP’s guest service as good as our pancakes — is in full swing as we move IHOP’s franchise system forward by breaking through to our guests with improved levels of service.  Additionally, we have successfully implemented improvements and raised the food safety standards of our “A/B” operator system during the first half of 2007.

Franchisees developed and opened 15 new IHOP restaurants domestically during the quarter.  We also added 18 new IHOP franchise restaurants to our development pipeline, and have pending commitments for another 25  IHOP restaurants to be built by franchisees.   This activity brings our

current development pipeline to as many as 455 IHOP restaurants signed, optioned or pending as of the end of the second quarter.

We remain dedicated to expanding the reach of the IHOP brand and improving the operational performance of our franchise system.  And, we remain optimistic about the continued strong performance of our core business in the second half of 2007.

With that, I would now like to turn the call over to Tom Conforti, our Chief Financial Officer, for a more detailed discussion of our financial performance, as well as our progress on restructuring and financing plans related to our pending acquisition of Applebee’s International, Inc.

Tom Conforti — Second Quarter 2007 Performance Detail

Thanks, Julia, and good morning everyone.  Julia covered our EPS performance just a moment ago, so let me quickly walk you through key drivers of that EPS performance for the second quarter 2007.

First, let’s turn to a quick review of our segment performance for the second quarter 2007 versus the same quarter last year, starting with Franchise Operations, our core business.  Revenue growth was driven by higher retail sales as a result of growth in the number of effective units, as well as growth in same-store sales.  Franchise Operations expenses grew in line with revenue and produced a 9.9% [percent] increase in Franchise

Operations profit for the quarter and 7.0% [percent] increase for the first six months of the year.

Turning to the Rental Operations segment, Rental Operations profit increased 9.3% [percent] for the quarter and 2.7% for the first six months of the year.  Profit was up in the segment primarily due to a decrease in the write-offs of deferred rent income associated with refranchising activities taken in 2006.

Our Company Operations loss increased from the second quarter last year to a $692,000 [dollars] loss and a $1.3 million [dollar] loss in the first half of 2007.  The loss is largely due to lower levels of sales at recently opened locations in our Cincinnati market.  At the end of the second quarter, we operated 13 IHOP restaurants, 10 of which were located in our dedicated R&D market of Cincinnati.  Three other restaurants were taken back from franchisees and are expected to be refranchised in the near future.

Turning to Financing Operations, profit in this segment decreased 15.3% [percent] for the second quarter and 3.5% [percent] for the first half of 2007 as expected, as we continue to exit “Old Model” sources of revenue.

Moving to G&A, we managed overall expenses to a lower level during the second quarter, reducing spending by 7.1% [percent].  This primarily resulted from decreased travel and conference expense related to our decision to hold our National Operations Meeting in September as compared to prior years when it was held in January.  Additionally, lower costs related to the Company’s long-term incentive plan for our executive management team reduced G&A expense for the quarter.  However, the expense associated with this benefit program is tied in part to the Company’s stock price performance and may change with future movements in our stock price.

Looking at our tax rate, our effective tax rate during the second quarter 2007 was 29.9% [percent], which was lower due to a one-time reduction of tax contingency reserves.  This impacted our first half 2007 performance comparisons as well.  These reductions were primarily the result of a lapse of an applicable statute of limitations on one of our reserves, resulting in the recognition of $2.0 million [dollars] of tax benefits.

Turning to Cash Flow, cash provided by operating activities decreased 22.4% [percent] to $23.6 million [dollars] for the first six months of the year.  This decrease was primarily the result of lower taxes payables due to the build up of payables in 2006 associated with the settlement of an IRS tax audit, as well as the timing of tax payments in the first quarter 2007 versus the same quarter last year, and the reduction in our tax reserve.  Our Cash Flow was augmented by $8.3 million [dollars] during the first six months of the year from the systematic run-off of our franchise and equipment notes receivables.  This brought total cash generated — Cash from Operations plus the receivables run-off — to $31.9 million [dollars].

CAPEX totaled a modest $1.4 million [dollars] for the first six months of the year, which was less than half our capital spending level in the same period last year, consistent with our plan not to develop any company-operated IHOP restaurants in our dedicated R&D market of Cincinnati this year.

Now, I would like to update you on solid progress that our transition team is beginning to make in just the first week and a half of moving forward with the acquisition of Applebee’s.

The team is moving ahead rapidly to establish the appropriate legal and reporting structures to support Applebee’s $1.9 billion [dollar] securitization and to incur an additional borrowing of $175 million [dollars] in debt under our existing IHOP securitization structure.  Both financing efforts are off to good starts with significant contributions from Applebee’s Finance, Accounting and Legal leadership as well as IHOP’s team.  Our goal is to fund the acquisition into the securitization structure upon closing the deal some time during the fourth quarter.   Although a tight timeframe,we remain optimistic that we will be able to do just that.  In the event of any unforeseen delays, a bridge facility is also in place so that we can keep to our goal of closing the acquisition transaction during the fourth quarter 2007.

From a sale leaseback perspective, our goal is to execute sale leasebacks as near to the acquisition close as possible.  Therefore, the transition team has already begun working through this process as one of our highest priorities.  The same can be said for our planned franchising efforts as the transition team is working diligently to finalize a strategy that would see us begin to franchise Applebee’s company-operated restaurants early next year.  Both efforts are being organized as we speak.  We will seek to update you as often as is feasible. We recognize that there are certain cultural and process differences between our two companies to address, but so far, so good.

With that, I’ll turn the call back to Julia.

Julia Stewart — Wrap Up to Q&A

Thanks, Tom.  Before I open the call to your questions, I want to touch on our performance guidance for 2007.  While we remain comfortable with our existing performance guidance for 2007 as it relates to IHOP’s business, we have decided to suspend our fiscal 2007 EPS guidance as current guidance does not take into account the effect of the Applebee’s acquisition on full year results.  However, the acquisition not withstanding, we did reiterate key performance assumptions related to IHOP’s business, which many of you are already familiar with and which are detailed in today’s news release.  Additionally, we do not expect to repurchase IHOP shares in the second half of 2007.

In closing, I am optimistic about the balance of 2007 and we remain dedicated to IHOP’s three fold-strategy — Energizing the Brand, Improving Operations and Maximizing Franchise Development.

We are also eager to see the acquisition of Applebee’s come successfully to fruition in a reasonable timeframe.  We have a plan in place to fundamentally restructure the Applebee’s business and re-energize the brand as we look to drive ever-increasing cash generation capabilities from the combined companies over the long-term.  As we complete our restructuring of Applebee’s and the pay down of debt, it would be our intention to return to our aggressive program of returning cash to shareholders, probably some time in 2009.  In this way, we expect to continue to employ the same shareholder-friendly actions that have proven to be a critical part of IHOP’s success over the last several years.

With that, I would now like to open the call to answer any questions you might have.

Operator?

Julia Stewart — Closing Comments

Thank you for joining today’s call.  Should you have additional questions, Tom and I are available after the call.  Otherwise, we look forward to speaking to you on our next conference call to discuss third quarter 2007 results, which is scheduled for Tuesday, October 23th.  Thank you.